June 27, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, NW
Washington, DC 20549

Dear Sirs/Madam

We have read Item 4 of Amendment No. 1 to Form 8-K for Sutter Holding Company, Inc., with date of report of May 1, 2002, and filed with the Securities and Exchange Commission, June 19, 2002, and are in agreement with the statements contained therein insofar as they relate to our firm except we have no basis of agreeing or disagreeing to:

     1)   The statement that the Registrant terminated us on May 1, 2002.

     2)   That the decision was approved by the Board of Directors.

     3)   Anything in the second paragraph.

Very truly yours,

/s/FELDMAN SHERB & CO, P.C.

Feldman Sherb & Co., P.C.